Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

News

For Immediate Release:

Unity Bank Names Industry Veteran Jim Donovan Chief Lending Officer

CLINTON, N.J. (May 9, 2022) – Banking industry veteran Jim Donovan has joined Unity Bank as Chief Lending Officer (CLO), bringing more than 35 years of financial services industry leadership experience to the community bank.

“Jim Donovan is an accomplished leader with a commitment to banking excellence and we are pleased to have him join our management team,” said Unity Bank President & CEO James A. Hughes. “He has an impressive background guiding and developing teams and achieving measurable goals, which will be valuable as our small business lending program continues to grow. We look forward to Jim’s future success with Unity.”

Donovan previously served as a Senior Vice President with Bryn Mawr Trust and a Group Vice President with M&T Bank. He started his banking career as a Credit Analyst with Corestates Bank and also served as Vice President and Commercial Relationship Manager with Meridian Bank. Donovan earned a Master of Business Administration from St. Joseph's University and a Bachelor’s in Accounting from Shippensburg University of Pennsylvania.

“I am thrilled and honored to join Unity Bank’s team,” said Donovan. “I look forward to leading the bank’s lending team in partnership with management to provide outstanding commercial banking services to small businesses and companies of all sizes. We will build on Unity’s strong history of success in business banking and continue to drive growth and sustainability for our investors, employees, customers and communities.”

Donovan and his wife MaryEllen live in Newton Square, Pa. and they have six adult children. He has been very active in the local community serving as a Schuylkill Chamber of Commerce Board Past President; Eagle Foundation Board Member; Big Brothers Big Sisters of Harrisburg Board Member; Junior Achievement of South Central PA Treasurer; and United Way of Schuylkill County Board Member.

About Unity Bancorp, Inc.

Unity Bancorp, Inc. (NASDAQ: UNTY), the parent company of Unity Bank, its primary and wholly owned subsidiary, is a financial services organization headquartered in Clinton, New Jersey. Unity Bank provides financial services to businesses and consumers at 19 branches throughout New Jersey and the Lehigh Valley, Pennsylvania. Unity Bank provides community-oriented commercial banking services, including deposit accounts, loans, online and mobile services. For more information, please visit unitybank.com or call 800-618-BANK (800-618-2265).

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Yankee Public Relations

(908) 425-4878

fred@yankeepr.com